Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-259271 on Form S-8 of our report dated March 1, 2022, relating to the financial statements of Quantum-Si Incorporated, appearing in this Annual Report on Form 10-K of Quantum-Si Incorporated for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
New York, New York
March 1, 2022